Exhibit (d)(1)(B)

AMENDMENT TO
SECURITIES PURCHASE AGREEMENT

          THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "Amendment") by and among NuVox, Inc., a Delaware corporation (the "Company"), and the Purchasers of Series A Preferred Stock of the Company who have executed this Amendment, is made as of July 13, 2002.

Background

         a.         The Company and the Purchasers entered into a Securities Purchase Agreement dated as of July 9, 2002 (the "Securities Purchase Agreement") pursuant to which the Company issued and sold and the Purchasers purchased shares of Series A Preferred Stock. Capitalized terms used but not defined herein shall have the meaning given them in the Securities Purchase Agreement.

         b.         The parties desire to amend the Securities Purchase Agreement in certain respects.

Agreement

         On the basis of the foregoing, the parties agree as follows:

         1.         Amendments to Agreement. The Securities Purchase Agreement is hereby amended as follows:

         (a)         The second sentence of Section 2.4(b) of the Securities Purchase Agreement is amended to read in its entirety as follows:

"Each Purchaser which finds the Revised Financial Model to be acceptable, or which finds the Revised Financial Model to be unacceptable but nonetheless desires to purchase Shares at the Second Closing, shall notify the Company in writing, or by electronic transmission, by 5:00 p.m., CDT on the date that is two calendar days prior to the scheduled Second Closing Date (as specified in the Company's notice referred to in paragraph (a) above) that such Purchaser either (i) finds the Revised Financial Model acceptable and desires to purchase the Shares specified in such notice from such Purchaser at the Second Closing (which number of Shares may be the same or fewer than the number of Shares set forth next to such Purchaser's name on Exhibit A under the column "Second Closing Date Shares") or (ii) finds the Revised Financial Model unacceptable, but nonetheless desires to purchase the Shares specified in such notice from such Purchaser at the Second Closing (which number of Shares may be t he same as or fewer than the number of Shares set forth next to such Purchaser's name on Exhibit A under the column "Second Closing Date Shares")."

         (b)         Section 2.4(c) of the Securities Purchase Agreement is amended to read in its entirety as follows:

"Subject to Section 2.4(b) above and subject to satisfaction of the conditions specified in Section 5.3, each Purchaser which has provided a notice to the Company in the manner set forth in Section 2.4(b) above shall be obligated to purchase on the Second Closing Date (or such later date as may have been agreed to by the Company and the Purchasers) the lesser of the number of Shares set forth next to such Purchaser's name on Exhibit A under the column "Second Closing Date Shares," or such number of Shares as may be specified by the Purchaser pursuant to Section 2.4(b)."

         (c)         Section 5.3.3 is amended to read in its entirety as follows:

"Section 5.3.3 Lending Banks. The Company and/or one or more of its Subsidiaries shall have entered into such agreements with its senior lenders as may be necessary to effectuate the restructuring of its senior secured debt substantially on the terms provided in the agreements attached hereto as Exhibit F and such restructuring shall have been effectuated prior to or simultaneously with the Second Closing on the Second Closing Date. In addition, the Board of Directors of the Company shall have approved the Amended and Restated Credit Agreement."

         (d)         Schedule 3.5a is amended to read in its entirety as set forth on Exhibit A to this Amendment.

         (e)         Schedule 3.14 is amended to read in its entirety as set forth on Exhibit B to this Amendment.

         (f)         Schedule 4.1(iii) is amended to read in its entirety as set forth on Exhibit C to this Amendment.

         2.         Effectiveness of Amendment.

         This Amendment shall become effective when executed by the Company and when the Company shall have received counterparts of this Amendment signed by the Majority Holders in accordance with Section XIII of the Securities Purchase Agreement.

         3.         Affirmation of Agreement.

         Except as amended hereby, the Securities Purchase Agreement shall remain in effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date indicated above.

NUVOX, INC.
By:	/s/ John P. Denneen
John P. Denneen, Executive Vice President - Corporate Development and Legal Affairs and Secretary

[Signatures of Purchasers]

Exhibit A

(See Attached)

Exhibit B

(See Attached)

Exhibit C

(See Attached)